Exhibit 5

                                 Law Offices Of
                                DANIEL C. MASTERS
                   4490 Philbrook Square, San Diego, CA 92130
                   Tel: (858) 523-1177 *** Fax: (858) 523-1102
                            Email: masters@lawyer.com


February 21, 2007

Board of Directors
Lucky Strike Explorations Inc.
8290 W. Sahara Avenue, Suite 160
Las Vegas, NV 89117

     Re: Registration Statement on Form SB-2 of Shares of Common Stock of Lucky Strike Explorations Inc.

Dear Sirs,

I have acted as special counsel to Lucky Strike Explorations Inc. (the "Company") for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement on Form SB-2) of 3,000,000 shares of common stock, par value $0.001 per share, of the Company, which may be offered and issued at a price of $0.02 per share pursuant to a resolution of the Board of Directors authorizing such issuance. I was not engaged to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement. I express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, and I hereby disclaim any responsibility for the content of the Registration Statement.

I have examined the Articles of Incorporation of the Company, the By-Laws of the Company, the records of corporate proceedings relating to the issuance of the Shares, and such other instruments and documents of the Company as I have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity and completeness of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies, and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that, under the applicable laws of the State of Nevada, any shares that may be issued pursuant to the offering have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such shares, the sale thereof by the Company in accordance with the terms of the Registration Statement and after the effectiveness of the Registration Statement, and the receipt of consideration therefor in accordance with the terms of the Registration Statement, such shares will be validly issued, fully paid and nonassessable. This opinion concerns only the status of the shares to be issued under the Registration Statement; no opinion is expressed on any other matter.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,


/s/ Daniel C. Masters
---------------------------
Daniel C. Masters